STERITEK, INC.

                        ANNUAL REPORT

     Steritek, Inc. (the "Company") is a New Jersey corporation with its principal place of business at 121 Moonachie Avenue, Moonachie, New Jersey 07074. The principal business of the Company is providing contract packaging services and promotional materials assembly for manufacturers of products in the pharmaceutical, medical, personal health and beauty industries (collectively, "health care"). The Company, through its Physicians Fax Network, also provides certain health care companies and others with a means of communicating with physicians via electronic facsimile transmission.
Until October 1995, the Company, through its BioMedical Services Business, was engaged in the distribution of its proprietary intracranial pressure monitors and manufacturing and supplying products and accessories for electron microscope laboratories. As of October 6, 1995, the Company sold these two businesses. The Company's strategy is to continue to enhance its core business of contract packaging while developing its Physicians Fax Network.

Description of the Business

     The Contract Packaging Business

     The Company's contract packaging services are its principal business activity. The Company believes that the packaging of a health care product is an integral part of its efficacy, safety and consumer acceptance.
Although many manufacturers of health care products include packaging as part of the manufacturing process, many of these same manufacturers utilize the services of independent packaging companies in certain circumstances. For example, sample distributions, special promotions and less established products are typically characterized by lower production volumes and special packaging needs. In addition, new product introductions and times of peak demand may require special packaging needs and/or additional packaging capacity. Also, certain manufacturers may not have the necessary packaging equipment or expertise to package certain of their products and may be unwilling to devote the capital resources necessary to undertake packaging them. In these circumstances, independent packagers often offer an efficient, flexible and economical alternative to in-house packaging.

     The Company provides a range of packaging services to its health care customers. The Company packages health care products supplied to it in bulk quantities by its customers in the form of finished products such as feminine hygiene products, tablets, capsules, powders, patches, ointments, lotions and liquids. The Company's packaging services include pouch filling/sealing, blister and strip packaging, form fill and seal, production of display units, shrink wrapping, over wrapping, heat sealing, die cutting/laminating, tamper evident packaging, ink jet labeling and bar coding. The Company's major customers currently include Ciba-Geigy Corporation and Johnson & Johnson, and it has regularly performed contract packaging services for SmithKline Beecham, Carter Wallace and Conair.

     The Physicians Fax Network

     The Company, through its Physicians Fax Network, facilitates the communication between certain health care companies, regulatory agencies, and others, with physicians. Historically, this communication has been accomplished by time consuming and costly mailings. The Company, however, now offers such persons the ability to send communications to physicians, at their offices during off-peak hours, via electronic facsimile transmission ("fax"), instead of the mail. This procedure provides immediate and cost effective communication to physicians, and also provides the sender with documentation that the communication was sent and received. The Physicians Fax Network is able to broadcast documents to hundreds of thousands of locations overnight. The Company believes that this service is particularly useful for drug manufacturers to send new drug, recall and other priority medical communications, as well as to facilitate other agencies, such as the American Medical Association ("AMA"), communication with physicians.

     The BioMedical Services Business

     On October 6, 1995, the Company sold its BioMedical Services businesses to John Arnott, formerly an employee and a director of the Company. The Company's BioMedical Services business was comprised of two principal activities, (i) the distribution of its proprietary intracranial pressure monitors (since 1984); and (ii) the manufacture and supplying of products and accessories for electron microscope laboratories (which commenced in September 1992).

                      Selected Financial Data

         The following table presents summary historical financial data as of the dates and for the periods indicated. The information in the summary has been derived in part from, and should be read in conjunction with, the consolidated financial statements, related notes and other financial information included elsewhere in this report.

============================================================================
                        STERITEK, INC. & SUBSIDIARIES
                           SELECTED FINANCIAL DATA
============================================================================
=============================================================================
                   For the    For the     For the     For the     For the
                   Year Ended Year Ended  Year Ended  Year Ended  Year Ended
                   June 30,   June 30,    June 30,    June 30,    June 30,
                   1996(1)    1995        1994        1993        1992
=============================================================================


OPERATING DATA:
Sales             $4,714,542  $5,095,103  $3,443,986  $5,618,649  $5,988,859

Costs of Sales     2,731,128   2,654,980   2,161,694   2,936,406   3,070,855

Selling, general
and
administrative
expenses           2,392,864   1,975,165   2,095,596   1,984,263   1,659,860

Operating Income
(loss)              (409,450)    464,958    (813,304)    697,980   1,258,144

Income (loss)
from
continuing
operations          (523,882)    212,112  (1,037,968)    312,573   1,970,530

Income (loss)
from
discontinued
operations            45,344     (66,738)     (2,169)    115,955     (75,150)

Net Income
(loss)(2)           (478,538)    145,374  (1,040,137)    428,528   1,895,380

Net Income
(loss)
 per share              (.13)        .04        (.29)        .12         .53


BALANCE SHEET DATA:

Assets            $2,309,256  $2,977,254  $2,940,774  $3,960,287  $3,367,408

Assets
transferred
under
contractual
agreement             68,660      75,700     110,565     144,942     157,160

Net assets of
discontinued
operations                 0     241,178     287,057     410,723      43,785

Current
Liabilities          666,964     862,899   1,097,977     835,685   1,162,834

Long-term debt
and capital
lease
obligations,
excluding
current
maturities           432,658     426,183     300,000     571,667      86,667

Shareholders'
Equity             1,209,634   1,688,172   1,542,798   2,552,935   2,117,907

Working Capital      405,324     435,939     327,135   1,000,603   1,121,674
-----------------------------

(1) On October 6, 1995, the Company sold all of the assets used directly and exclusively in its intracranial pressure monitor ("ICP") business and all of its assets, subject to certain of its liabilities, in its electron microscope supply ("EMS") business (collectively, the BioMedical Services business). Operating results of the Biomedical Services business for the period July 1, 1995 to October 6, 1995 are shown separately in the income statement. The income statement for the years ended June 30, 1995, 1994, 1993 and 1992 have been restated and operating results of the discontinued operations are also shown separately. See Note 1 of the Notes to Consolidated Financial Statements.

(2) In July 1991, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income
             Taxes." The effect of this change increased net income by $862,000 ($.24 per share) for the fiscal year ended June 30, 1992. For the fiscal year ended June 30, 1994, the Company adjusted the deferred tax asset, resulting in an increase in net loss by $214,500 (($.06) per share). For the fiscal year ended June 30, 1996, the Company adjusted the deferred tax asset, resulting in an increase in net loss by $100,000 (($.03) per share). See Notes 9 and 11 of the Notes to Consolidated Financial Statements.

             Management's Discussion and Analysis of Financial Condition
                             and Results of Operations

Year Ended June 30, 1996 as Compared to the Year Ended June 30,
1995

     Revenues for the year ended June 30, 1996 decreased to $4,714,542 from $5,095,103 for the same period in 1995. Revenues for the year ended June 30, 1996 include $4,145,242 from contract packaging and $569,300 from the Physicians Fax Network. Revenues for the year ended June 30, 1995 included $4,851,403 from contract packaging and $243,700 from the Physicians Fax Network. The decrease in contract packaging revenues is principally due to a lower level of contract packaging activity. The Company has continued to aggressively market its contract packaging business and its Physicians Fax Network.

     The Company's cost of sales represented 57.9% of sales
(or $2,731,128) for the year ended June 30, 1996, as compared to 52.1% of sales (or $2,654,980) for the year ended June 30, 1995. The increase in cost of sales, as a percent of sales, is a result of the change in the mix of the products packaged by the Company during the respective periods.

     Selling, general and administrative expenses ("SG&A") for the year ended June 30, 1996 was $2,392,864 (or 50.7% of sales), as compared to $1,975,165 (or 38.8% of sales) for the year ended June
30, 1995. The increase in SG&A is principally a result of the addition of staff and increased sales efforts to market and sell the Company's contract packaging services and Physicians Fax Network.

     Operating loss for the year ended June 30, 1996 was $409,450 as compared to income of $464,958 (9% of sales) for the year ended June 30, 1995. The decrease in operating income is principally attributable to the increase in SG&A and the lower gross profit margins in the contract packaging business.

      On or about October 6, 1995, Sterimed, Inc. ("Sterimed"), a wholly-owned subsidiary of the Company, entered into an Asset Sale/Purchase Agreement with RAJ Communications, Ltd. ("RAJ"), John Arnott and Rita Arnott. Pursuant to that agreement, Sterimed sold to RAJ all of its assets, subject to certain of its liabilities, which comprised the EMS business. The purchase price was $300,000, paid in cash at closing. The gain on the disposal of Sterimed's business was $39,998. See Note 1 of the Notes to Consolidated Financial Statements.

    On or about October 6, 1995, the Company also entered into a separate Asset Sale/Purchase Agreement with RAJ, John
Arnott and Rita Arnott. Pursuant to that agreement, the Company sold to RAJ all of its assets used directly and exclusively in its ICP business. The purchase price was $300,000, and is to be paid in consecutive monthly installments (without interest) commencing October 15, 1995, each in the amount of 10% of the gross receipts of the RAJ ICP business until paid in full. The sole source of payment of such purchase price is the gross receipts from the ICP business.
A note receivable has not

been recorded due to the uncertainty of its collectibility.  The
Company has received only $5,000 in payments against such purchase price as of June 30, 1996. See Note 1 of the Notes to Consolidated Financial Statements.

     In July 1991, the Company adopted Statement of Financial Accounting Standards No. 109 ("FAS 109"), "Accounting for Income Taxes." The adoption of FAS 109 changed the Company's method of accounting for income taxes from the deferred method (Accounting Principles Board Opinion 11) to an asset and liability approach.
In the fourth quarter of the fiscal year ended June 30, 1996, the Company revised its estimate of the valuation allowance for income taxes and recognized an adjustment amounting to $100,000 (($.03) per share) to reduce the previously reported deferred tax asset.
See Notes 9 and 11 to the Notes to Consolidated Financial Statements.

     There were no other material changes in the results of operations in the Company's business.

     Health care packaging services are typically provided by the Company to its customers on an "as-needed" (purchase order-by-purchase order) basis, and not pursuant to a long-term contract. Because of the nature of the contract packaging business, the Company's operating results can vary significantly from period to period.

Year Ended June 30, 1995 as Compared to the Year Ended June 30,
1994

     Revenues for the year ended June 30, 1995 increased to $5,095,103 from $3,443,986 for the same period in 1994. Revenues for the year ended June 30, 1995 included $4,851,403 from contract packaging and $243,700 from the Physicians Fax Network. The
Company had no revenues from the Physicians Fax Network for the fiscal year ended June 30, 1994. The increase in contract packaging revenues is principally due to a higher level of contract packaging activity.

     The Company's cost of sales represented 52.1% of sales
(or $2,654,980) for the year ended June 30, 1995, as compared to 62.8% of sales (or $2,161,694) for the year ended June 30, 1994. The decrease in cost of sales, as a percent of sales, is a result of the change in the mix of the products packaged by the Company during the respective periods.

     Selling, general and administrative expenses ("SG&A") for the year ended June 30, 1995 was $1,975,165 (or 38.8% of sales), as compared to $2,095,596 (or 60.8% of sales) for the year ended June 30, 1994. The decrease in SG&A as a percentage of sales is principally due to the increase in sales revenues for the year ended June 30, 1995.

     Operating income for the year ended June 30, 1995 was $464,958 (or 9% of sales) as compared to a loss of $813,304 for the year ended June 30, 1994. The increase in operating income is principally attributable to the increase in the contract packaging business and relative decrease in other costs and expenditures.

     In July 1991, the Company adopted Statement of Financial Accounting Standards No. 109 ("FAS 109"), "Accounting for Income Taxes." The adoption of FAS 109 changed the Company's method of accounting for income taxes from the deferred method (Accounting Principles Board Opinion 11) to an asset and liability approach. In the fourth quarter of the fiscal year ended June 30, 1994, the Company revised its estimate of the valuation allowance for income taxes and recognized an adjustment amounting to $214,500 ($.06 per share) to reduce the previously reported deferred tax asset. See
Note 9 to the Notes to Consolidated Financial Statements.
Year Ended June 30, 1994 as Compared to the Year Ended June 30,
1993

     Sales for the year ended June 30, 1994 decreased to $3,443,986 from $5,618,649 for the same period in 1993. Revenues for the year ended June 30, 1993 included approximately $3,400,000 from the packaging of Ciba-Geigy's smoking deterrent patch and approximately $2,218,649 from other sources. For the year ended
June 30, 1994, the Company derived no revenues from packaging the smoking deterrent patch, but increased its revenues from other sources from $2,218,649 to $3,443,986.

     The Company's cost of sales represented 62.8% of sales
(or $2,161,694) for the year ended June 30, 1994, as compared to 52.3% of sales (or $2,936,406) for the year ended June 30, 1993. The increase in cost of sales as a percentage of sales is due to a change in the product mix, including a substantial reduction in the packaging of the smoking deterrent patches.

     Selling, general and administrative expenses ("SG&A") for the year ended June 30, 1994 was 60.8% of sales (or $2,095,596), as compared to 35.3% of sales (or $1,984,263) for the year ended June
30, 1993. The increase in SG&A in the amount of $111,333 is principally attributable to the continued marketing and development expenses associated with the Company's new marketing communication system utilizing electronic facsimile transmission (the Physicians Fax

Network) and the continued marketing of the Healthy Care Pak.

     Operating loss for the year ended June 30, 1994 was $813,304 as compared to operating income of $697,980 (12.4% of sales) for the year ended June 30, 1993. The decrease in operating income is principally attributable to the loss of Ciba-Geigy sales relating to the smoking deterrent patch as well as the continued level of expenditures in marketing and developing the Physician's Fax Network and Healthy Care Pak without related sales revenues.

Liquidity and Capital Resources

     The Company's working capital on June 30, 1996 was
$405,324. The Company's working capital on June 30, 1995, was approximately $435,939. The principal changes in the components of working capital are the reduction in the Company's accounts receivable as a result of lower sales volume and the refinancing of the current portion of long term debt as of June 30, 1995.

    As of March 31, 1994, the Company executed its 7%
Subordinated Promissory Note, due March 31, 1996, in the amount of $300,000. The Company paid this note in full on March 31, 1996, with the proceeds of a loan from The Bank of New York (NJ). The Bank of New York note bears interest at the bank's prime rate plus .5% per year, and is payable in monthly increments of $5,000. Any unpaid balance due is payable April 1, 2001.

     On June 30, 1993, the Company borrowed $700,000 from a bank, payable monthly until July 1, 1998, at prime plus 1/2%. This Note is collateralized by substantially all of the assets of the Company and is personally guaranteed by the president of the Company. At
June 30, 1994, the Company was not in compliance with certain covenants pertaining to minimum working capital, net worth, quick ratio, current ratio and debt service. These covenants were waived by the bank as of June 30, 1995, for the remaining term of the loan. The Company has continued to make its monthly payments to the bank in a timely fashion.

     The Company believes that funding for anticipated operations and capital needs will come from existing working capital and anticipated future operations.

                         STERITEK, INC. AND SUBSIDIARY

                      CONSOLIDATED FINANCIAL STATEMENTS

                   YEARS ENDED JUNE 30, 1996, 1995 AND 1994

                     INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Shareholders
Steritek, Inc.

We have audited the consolidated balance sheets of Steritek, Inc. and subsidiary as of June 30, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended June 30, 1996, 1995 and 1994.
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Steritek, Inc. and subsidiary as of June 30, 1996 and 1995, and the results of their operations and their cash flows for the years ended June 30, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.





                                  /s/ M. R. Weiser & Co. LLP
                                  __________________________________
                                  CERTIFIED PUBLIC ACCOUNTANTS


Iselin, NJ
August 22, 1996

                        STERITEK, INC. AND SUBSIDIARY

                         CONSOLIDATED BALANCE SHEETS

                                A S S E T S

                 (Substantially All Assets Pledged - Note 4)

                                                         June 30,
                                               ---------------------------
                                                     1996           1995
                                               ------------   ------------
Current assets:
  Cash and cash equivalents                    $   296,429    $   263,662
  Trade accounts receivable, less allowance
   for doubtful accounts of $4,895 in
   1996 and 1995                                   478,504        614,844
  Inventories (Note 2)                             107,108        134,377
  Prepaid expenses and other assets                121,647        117,355
  Deferred tax asset (Note 9)                       68,600        168,600
                                                ----------     ----------
        Total current assets                     1,072,288      1,298,838
                                                ----------     ----------
Machinery and equipment (Note 3)                 2,762,017      2,525,300
Less accumulated depreciation and
 amortization                                    1,693,868      1,364,078
                                                ----------     ----------
                                                 1,068,149      1,161,222
                                                ----------     ----------

Physicians fax database, net (Note 1)              100,159        200,316
                                                ----------     ----------

Assets transferred under contractual
 arrangement (Note 1)                               68,660         75,700
                                                ----------     ----------

Net assets from discontinued segment (Note 1)                     241,178
                                                ----------     ----------

        Total assets                            $2,309,256     $2,977,254
                                                ==========     ==========

                  LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable - trade                      $  276,522     $  252,261
  Accrued expenses                                  91,328         67,437
  Current maturities of long-term debt
   (Note 4)                                        200,000        440,000
  Current maturities of capital lease
   obligations (Note 5)                             99,114        103,201
                                                ----------     ----------
        Total current liabilities                  666,964        862,899
                                                ----------     ----------

Long-term debt, less current maturities
 (Note 4)                                          381,667        291,667
                                                ----------     ----------
Capital lease obligations, less current
 maturities (Note 5)                                50,991        134,516
                                                ----------     ----------
Commitments (Note 6)

Shareholders' equity:
  Preferred stock, no par value, authorized
   2,000,000 shares; none issued
  Common stock, no par value, authorized
   5,000,000 shares; issued and outstanding
   3,586,285 shares at June 30, 1996 and 1995      640,844        640,844
  Retained earnings                                568,790      1,047,328
                                                ----------     ----------

        Total shareholders' equity               1,209,634      1,688,172
                                                ----------     ----------

        Total liabilities and shareholders'
         equity                                 $2,309,256     $2,977,254
                                                ==========     ==========

See accompanying notes to consolidated financial statements

                       STERITEK, INC. AND SUBSIDIARY

                   CONSOLIDATED STATEMENTS OF OPERATIONS

                                               Years Ended June 30,
                                     -----------------------------------
                                        1996        1995        1994
                                     ----------   ----------  ----------
Sales                                $4,714,542   $5,095,103  $3,443,986
Cost of sales                         2,731,128    2,654,980   2,161,694
                                     ----------   ----------  ----------

Gross profit                          1,983,414    2,440,123   1,282,292

Selling, general and administrative
 expenses                             2,392,864    1,975,165   2,095,596
                                     ----------   ----------  ----------
Operating (loss) income                (409,450)     464,958    (813,304)

Other income                             42,089        9,852      52,332
Interest expense                        (56,521)     (77,798)    (62,496)
                                     ----------   ----------   ---------
(Loss) income from continuing
 operations before provision for
 income taxes                          (423,882)     397,012    (823,468)
                                     ----------   ----------   ---------

Provision for income taxes (Note 9):
  Adjustment of deferred tax asset
   due to change in the valuation
   allowance                            100,000                  214,500
  Provision for federal income taxes
   - deferred                                        146,200
  Provision for state income taxes
   - deferred                                         38,700
                                      ----------  ----------   ----------



                                        100,000      184,900     214,500
                                     ----------   ----------  ----------

(Loss) income from continuing
  operations                           (523,882)     212,112  (1,037,968)
                                     ----------   ----------  ----------

Discontinued operations (Note 1):
  Income (loss) from operations of
   BioMedical Services
     Segment disposed of on
     October 6, 1995                      5,346      (66,738)     (2,169)
   Gain on sale of Sterimed
     on October 6, 1995                  39,998
                                     __________   __________  __________
                                         45,344      (66,738)     (2,169)
                                     ----------   ----------  ----------



Net (loss) income                     $(478,538)    $145,374  (1,040,137)
                                     ==========   ==========  ==========
Weighted-average number of
 common and common equivalent
 shares outstanding                   3,586,285    3,976,285   3,563,785
                                     ==========   ==========  ==========

See accompanying notes to consolidated financial statements

                           STERITEK, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (CONTINUED)


                                                   Years Ended June 30,
                                              -----------------------------
                                               1996        1995       1994
                                              -------     -------    ------

(Loss) earnings per share:
  (Loss) income from continuing operations    $(.14)      $.05        $(.29)

  Discontinued operations                       .01       (.01)
                                              -----       ----        -----
Net (loss) income per common and common
  equivalent share                            $(.13)      $.04        $(.29)
                                              =====       ====        =====














          See accompanying notes to consolidated financial statements

                         STERITEK, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                   Common Stock       Retained
                                   No Par Value       Earnings
                               --------------------
                                 Shares     Amount    (Deficit)     Total
                               ----------  --------  ----------  --------

Balance, June 30, 1993          3,556,285  $610,844  $1,942,091  $2,552,935

Shares issued in connection
  with note payable (10,500
  shares issued to a director)     30,000    30,000                  30,000

Net loss for the year ended
  June 30, 1994                                      (1,040,137) (1,040,137)
                               ----------  --------  ----------  ----------
Balance, June 30, 1994          3,586,285   640,844     901,954   1,542,798

Net income for the year
  ended June 30, 1995                                   145,374     145,374
                               ----------  --------  ----------  ----------
Balance, June 30, 1995          3,586,285   640,844   1,047,328   1,688,172

Net loss for the year
  ended June 30, 1996                                  (478,538)   (478,538)
                               ----------  --------  ----------  ----------
Balance, June 30, 1996          3,586,285  $640,844  $  568,790  $1,209,634
                               ==========  ========  ==========  ==========









         See accompanying notes to consolidated financial statements

                       STERITEK, INC. AND SUBSIDIARY

                   CONSOLIDATED STATEMENTS OF CASH FLOWS



                                              Years Ended June 30,
                                  ----------------------------------------
                                        1996          1995         1994
                                  ------------   -----------   -----------

Cash flows from operating
 activities:
  Net (loss) income               $  (478,538)   $   145,374   $(1,040,137)
  Adjustments to reconcile net
   (loss) income to net cash
   provided by (used in)
   operating activities:
     Gain on sale of Sterimed         (39,998)
     Adjustment of deferred tax
       asset due to change in
       the valuation allowance        100,000                      214,500
     Deferred taxes                                  184,900
     Depreciation and
       amortization of machinery
       and equipment                  326,715        268,343       244,186
     Amortization of patents
       and excess of cost over
       net assets of business
       acquired                         1,029          4,116         4,115
     Amortization of physicians
       fax database                   100,158        100,159
     Bad debt expense                  19,511
     Common shares issued in
       exchange for professional
       services rendered                                            30,000
     Changes in operating assets
       and liabilities:
       Decrease (increase) in
       trade accounts receivable      116,829       (210,243)      (62,098)
       Decrease (increase) in
         inventories                   27,269         31,734       (36,217)
       Decrease in assets
         transferred under
         contractual arrangement        7,100         34,865        34,377
       (Increase) decrease in
         net assets of
         discontinued segment         (25,795)        32,263       100,008
       (Increase) decrease in
         prepaid expenses and
         other assets                  (4,292)       (18,797)        1,380
       Increase (decrease) in
         accounts payable and
         accrued expenses              48,152         93,390      (251,860)
                                   ----------     ----------    ----------




Net cash provided by (used in)
  operating activities                198,140        666,104      (761,746)
                                   ----------     ----------    ----------

Cash flows from investing
  activities:
    Payments received on loan
     receivable                         3,784
    Expenditures for purchase
     of machinery and equipment      (231,545)      (602,501)     (236,532)
    Proceeds from sale of
     discontinued business            300,000
                                   ----------     ----------     ---------
Net cash provided by
  (used in) investing
  activities                           72,239       (602,501)     (236,532)
                                   ----------     ----------     ---------

(Continued)

                         STERITEK, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                 (Concluded)


                                               Years Ended June 30,
                                      --------------------------------------
                                        1996          1995          1994
                                      ---------     ----------     ---------


Cash flows from financing
  activities:
    Principal payments on long-term
     debt                             (450,000)      (140,000)      (128,333)
    Principal payments on line of
     credit                                          (300,000)

     Borrowings of long-term debt      300,000                       300,000
     Borrowings on line of credit                                    300,000
     Borrowings on capital lease
      obligations                                     283,150
     Principal payments on capital
      lease obligations                (87,612)       (45,433)
                                     ---------      ---------      ---------
Net cash (used in) provided by
  financing activities                (237,612)      (202,283)       471,667
                                     ---------      ---------       --------

Net  increase (decrease) in
  cash and cash equivalents             32,767       (138,680)      (526,611)

Cash and cash equivalents at
  beginning of year                    263,662        402,342        928,953
                                     ---------      ---------     ----------

Cash and cash equivalents at
  end of year                         $296,429      $ 263,662      $ 402,342
                                      ========      =========      =========



Supplemental disclosures of
  cash flow information:
  Interest paid                        $56,521      $  79,578      $  52,049
                                       =======      =========      =========

Income taxes paid                                                  $  14,013
                                                                   =========

Supplemental schedule of
  noncash investing and
  financing activities:
    Common shares issued in
     exchange for professional
     services                                                        $30,000
                                                                     =======

    Write-off of physicians
      fax database                                                  $226,525
                                                                    ========







See accompanying notes to consolidated financial statements

                      STERITEK, INC. AND SUBSIDIARY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Principles of Consolidation:

     The consolidated financial statements include the accounts of Steritek, Inc. and its wholly-owned subsidiary, Sterimed (the "Company"). All material intercompany balances and transactions have been eliminated in consolidation.

     Business Description:

     Master-Pak, a division of Steritek, provides contract packaging services and promotional materials assembly and distribution for the pharmaceutical, medical, health and beauty industries.
     Steritek, Inc. also engages in the research, development and sale of biomedical devices for therapeutic, diagnostic and other cardiovascular applications. Sterimed is a high tech manufacturer and supplier of products and accessories for electron microscope laboratories. Steritek, Inc. and Sterimed collectively comprise the Biomedical Services Segment. The ICP business of Steritek, Inc. and Sterimed were discontinued during October 1995.

     Discontinued Segment:

     On October 6, 1995, the Company sold to a director and employee all of the assets used directly and exclusively in its Intracranial Pressure Monitor (ICP) business and all of the assets, subject to certain of the liabilities of Sterimed's electron microscope business, collectively the BioMedical Services Segment. The aggregate purchase price was $600,000, including $300,000 for Sterimed's electron microscope business which was paid in cash and $300,000 for the ICP business which was paid by a note receivable. (See below.)

     The gain on the sale of Sterimed's electron microscope business was $39,998.

     In connection with its disposal of the ICP business on October 6, 1995, the Company received a non-interest bearing note in the amount of $300,000. The note is to be paid in consecutive monthly installments, in the amount of 10% of the future gross receipts of the ICP business, until paid in full. A note receivable has not been recorded by the Company due to the uncertainty of its collectibility, and accordingly, the transaction has not been considered a sale for accounting purposes and the gain on disposal of the ICP business was not recognized. Further, the assets subject to the trans-action have been segregated in the balance sheets under the caption "assets transferred under contractual arrangement".

     Operating results of the BioMedical Services Segment for the period July 1, 1995 to October 6, 1995 are shown separately in the accompanying statement of operations. The statements of operations for the years ended June 30, 1995 and 1994 have been restated and operating results of the discontinued operations are also shown separately.

     Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents:

     For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalent accounts in financial institutions, which from time to time, exceed the Federal depository insurance coverage limit. Cash and cash equivalents exceeding federally insured limits totaled $199,104 at June 30, 1996.

     Inventories:

     Inventories are valued at the lower of cost, determined by the first-in, first-out method, or market.

     Machinery and Equipment:

     Machinery and equipment are carried at cost. Depreciation, except for leasehold improvements, is computed using the declining balance method until depreciation computed using such method is less than depreciation computed using the straight-line method. At such time, the straight-line method is used for the remaining lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the life of the asset or the lease term. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized.

     Accrued Vacation:

     The Company's policy is to accrue vacation pay as earned.
     Generally, vacation pay is vested and is payable as vacation days are taken in the year subsequent to that in which it was earned.

     Physicians Fax Database:

     The physicians fax database, a marketing communication system utilizing electronic facsimile transmission, was acquired effective June 30, 1993 at a cost of $527,000.
     During the year ended June 30, 1994, the asset was reduced by $226,525 due to poor performance in the delivery of the originally agreed upon database. Amortization was not recorded for the year ended June 30, 1994, as the database was not operational, and accordingly, not placed in service as of that date. During the year ended June 30, 1995, the database was placed in service and $100,159 of amortization was charged to operations. The useful life of the database is three years. During the year ended June 30, 1996, $100,157 of amortization was charged to operations.

     Income Taxes:

     The Company uses the asset and liability method to calculate deferred tax assets and liabilities. Deferred taxes are recognized based on the differences between financial reporting and income tax bases of assets and liabilities using enacted tax rates.

     Net Income (Loss) Per Share:

     Net income per common and common equivalent share was computed by dividing net income by the weighted-average number of common shares and equivalents (stock options) outstanding during the year ended June 30, 1995. Net loss per common and common equivalent share was computed by dividing net loss by the weighted average number of common shares outstanding during the years ended June 30, 1996 and 1994.


     Stock Based Compensation:

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation", which requires adoption of the disclosure provisions no later than fiscal years beginning after December 15, 1995 and adoption of the measurement and recognition provisions for non-employee transactions no later than after December 15, 1995. The new standard defines a fair value method of accounting for the issuance of stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to SFAS No. 123, the Company is not required to adopt the fair value method of accounting for employee stock-based transactions. The Company is permitted to continue to account for such transactions under Accounting Principles Board Opinion ("APB") No. 25, "Accounting for
     Stock Issued to Employees", but commencing during the first quarter of fiscal 1997 will be required to disclose in a note to the financial statements pro forma net income, and per share amounts as if the Company had applied the new method of accounting. The adoption of this new standard is not expected to have a significant effect on the Company's financial statements.

     Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of:

     In 1995, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". SFAS No. 121 establishes new accounting standards for measuring the impairment of long-lived assets. The adoption of this new standard is not expected to have a significant effect on the Company's financial statements.

2.   INVENTORIES:

     Inventories consist of the following:

                                                    June 30,
                                            ----------------------------
                                              1996             1995
                                            ---------       ------------
        Finished goods                      $103,054        $127,227
        Work in process                                       41,265

        Raw materials                          4,054         134,377
                                            --------        --------
                                             107,108         302,869

        Less discontinued segment                            168,492
                                            --------        --------

                                            $107,108        $134,377
                                            ========        ========

3.   MACHINERY AND EQUIPMENT:

     Machinery and equipment consist of the following:
                                         June 30,
                                 -----------------------       Estimated
                                    1996          1995       Useful Lives
                                 ----------    ---------     -------------
    Machinery and equipment      $2,371,252     $2,305,358   3 to 10 years
     (includes $283,150 under
     capital leases for 1996
     and 1995)
    Furniture and fixtures           87,701         73,615   5 years
    Leasehold improvements          303,064        294,896   Lease Term
                                 ----------     ----------
                                  2,762,017      2,673,869

    Less discontinued segment                      148,569
                                 ----------     ----------


                                 $2,762,017     $2,525,300
                                 ==========     ==========

     Depreciation and amortization of machinery and equipment charged to operations was $326,715, $268,343 and $244,186 during the years ended June 30, 1996, 1995, and 1994, respectively. Depreciation expense related to assets under capital leases amounted to $42,916 and $19,301 for the years ended June 30, 1996 and 1995, respectively.

4.   LONG-TERM DEBT:

     Long-term debt consists of the following:

                                                        June 30,
                                                  --------------------
                                                     1996       1995
                                                  ---------   --------
     Subordinated note to a company dated
      March 31, 1994 payable March 31, 1996
      at 7% (2)                                               $300,000

     Note to a bank dated June 30, 1993
      payable monthly until July 1, 1998 at
      prime plus 1/2% (1)                         $291,667     431,667

    Note to a bank dated March 29, 1996
     payable monthly until April 1, 2001 at
     prime plus 1/2%(3)                            290,000

                                                  --------------------

    Total long-term debt                           581,667     731,667
    Less current maturities                        200,000     440,000
                                                  --------    --------
                                                  $381,667    $291,667
                                                  ========    ========

   (1) The note to the bank is collateralized by substantially all of the assets of the Company and is personally guaranteed by the president of the Company. The bank has agreed to waive covenants for the balance of the term loan.

   (2) The subordinated note was collateralized by certain equipment of the Company.

   (3) The note to the Bank is collateralized by substantially all of the assets of the Company, personally guaranteed by the president of the Company and contains no covenants.

   Maturities of long-term debt at June 30, 1996 are as follows:

             1997                         $200,000
             1998                          200,000
             1999                           71,667
             2000                           60,000
             2001                           50,000
                                          --------
                                          $581,667
                                          ========

5.  CAPITAL LEASE OBLIGATIONS:

    Capital lease obligations consist of the following at June
    30, 1996 and 1995:

                                                       1996      1995
                                                     --------  ----------

    Obligation under capital lease for machinery,
     payable in monthly installments of $6,661,
     non-interest bearing, until December 1997.      $133,234   $199,844

    Obligation under capital lease for machinery,
     payable in monthly installments of $2,400,
     including interest at 41.3%, until April 1996.     2,000     20,000

    Obligation under capital lease for equipment,
     payable in monthly installments of $402,
     including interest at 9.903%, until January
     2000.                                             14,871     17,873
                                                     -------------------
                                                      150,105    237,717

    Less current maturities                            99,114    103,201
                                                     -------------------
                                                     $ 50,991   $134,516
                                                     ========   ========

    Maturities of capital lease obligations at June 30, 1996 are as follows:

       1997                             $99,114
       1998                              43,928
       1999                               4,339
       2000                               2,724
                                        -------
                                       $150,105
                                       ========

6.  LEASES:

    The Company leases its operating and corporate facilities under operating leases which expire in 1997 and 2004. In addition, in October 1992, the Company began leasing a warehouse facility on a month-to-month basis. Rent expense amounted to $356,973, $314,553 and $333,778 for the years ended June 30, 1996, 1995 and 1994, respectively. The rent expense for discontinued operations was not material.

    The future minimum rental commitments under these leases are as follows:

         Years Ending
           June 30,                         Amount
         ------------                       ------
            1997                         $  336,471
            1998                            260,986
            1999                            267,224
            2000                            273,463
            2001                            279,701
            Thereafter                      882,776
                                         ----------

                                         $2,300,621
                                         ==========

7.  SEGMENT INFORMATION:

    The Company's operations are divided into two business segments: research, development, manufacture and sale of biomedical devices (including the manufacture and supply of products and accessories for electron microscope laboratories) and contract packaging. (See Note 1 for disposal of Bio Medical Services Segment.)

    A summary of information about the Company's operations by business segments are as follows:

                                              For the Year Ended
                                                 June 30, 1996
                                   -----------------------------------------
                                    BioMedical
                                    Services -
                                   Discontinued      Contract
                                   October 6, 1995   Packaging      Total
                                   ---------------   ----------  -----------
     Sales                         $193,797          $4,714,542   $4,908,339
     Operating (loss) income          5,346            (409,450)    (404,104)
     Depreciation and amortization    1,029             326,715      327,744
     Aggregate carrying amount of
      identifiable assets                             2,309,256    2,309,256
     Additions to machinery and
      equipment                                         231,545      231,545

                                              For the Year Ended
                                                 June 30, 1995
                                   -----------------------------------------
                                    BioMedical
                                    Services -
                                   Discontinued      Contract
                                   October 6, 1995   Packaging     Total
                                   ---------------   ----------  ----------
     Sales                         $849,281          $5,095,103  $5,944,384
     Operating (loss) income        (66,738)            464,958     398,220
     Depreciation and amortization   13,615             258,844     272,459
     Aggregate carrying amount of
      identifiable assets           316,878           2,660,376   2,977,254
     Additions to machinery and
      equipment                                         602,501     602,501

                                              For the Year Ended
                                                 June 30, 1994
                                   ----------------------------------------
                                    BioMedical
                                    Services -
                                   Discontinued      Contract
                                   October 6, 1995   Packaging     Total
                                   ---------------   ----------  ----------
     Sales                         $  787,109       $3,443,986   $4,231,095
     Operating loss                    (2,169)        (813,304)    (815,473)
     Depreciation and amortization     21,001          227,300      248,301
     Aggregate carrying amount of
      identifiable assets             397,622        2,543,152    2,940,774

     Additions to machinery and
      equipment                                        236,532      236,532

    Sales to the Company's major customers were as follows:

                                              Years Ended June 30,
                                    -------------------------------------
                                       1996          1995         1994
                                    ----------    ----------   ----------
     Company A                      $1,963,146    $2,487,063   $1,266,998
     Company B                       1,194,589     1,597,847    1,451,808

8.  STOCK OPTIONS:

    On June 24, 1992, the Company adopted a stock option plan which authorizes the granting of either incentive or nonqualified stock options to purchase up to 400,000 shares of the Company's common stock to certain persons who perform services for the Company. On November 9, 1993, the authorized number of shares of common stock that may be issued pursuant to the Company's stock option plan was increased to 550,000 shares. On June 24, 1992, nonqualified options to purchase 150,000 shares were issued to the directors of the Company to compensate them for their services. The nonqualified options had an exercise price of $.50 per share, which is the Company's estimate of the market value at that date. The options became exercisable on December 24, 1992 and expire on June 24, 2002.

    On December 16, 1992, nonqualified options to purchase 10,000 shares were issued to a director of the Company to compensate him for his services. The nonqualified options had an exercise price of $1.00 per share, which is the Company's estimate of the market value at that date. The options became exercisable on June 16, 1993 and expire on December 16, 2002.

    On August 19, 1993, nonqualified options to purchase 210,000 shares were issued to the directors of the Company to compensate them for their services. The nonqualified options had an exercise price of $1.50 per share, which is the Company's estimate of the market value at that date. The options became exercisable on February 19, 1994 and expire on August 19, 2003.

    On August 29, 1993, nonqualified options to purchase 20,000 shares were issued to an employee of the Company. The nonqualified options had an exercise price of $1.50 per share, which is the Company's estimate of the market value at that date. The options became exercisable on February 29, 1994 and expire on August 29, 2003.

    On October 26, 1995, nonqualified options to purchase 100,000 shares were issued to the directors of the Company to compensate them for their services. The nonqualified options had an exercise price of $.25 per share, which is the Company's estimate of market value at that date. The options became exercisable on April 26, 1995 and expire on October 26, 2005.

    Summarized information relating to the stock option plan:

                                        1996         1995         1994
                                      -------        -------    -------
       Options outstanding
         at beginning of year         390,000        390,000    160,000

       Options granted                100,000            -0-    230,000

       Options canceled                45,000            -0-        -0-
                                      -------        -------    -------

       Options outstanding at
         end of year                  445,000        390,000    390,000
                                      =======        =======    =======
       Options exercisable at
         end of year                  445,000        390,000    390,000
                                      =======        =======    =======

       Option prices per share:
        Granted                          $.25                     $1.50
                                         ====                     =====
        Canceled                  $1.00-$1.50
                                  ===========

        Exercise price of
          options outstanding
          at end of year           $.25-$1.50     $.50-$1.50 $.50-$1.50
                                   ==========     ========== ==========

9.  INCOME TAXES:

    The deferred tax asset was $353,500 at June 30, 1994 and was comprised of the following components:

                                                               Deferred Tax
                                       Temporary                   Asset
                                       Difference   Tax Rate    (Liability)

                                       ----------   --------    -----------
    Inventory                         $ (100,000)     43%        $ (43,000)
    Allowance for doubtful accounts        5,000      43%            2,150
    Accumulated depreciation             (13,000)     43%           (5,590)
    Benefit of remaining operating
     loss carryforward                 2,848,000                 1,224,640
    Less valuation allowance          (1,918,000)     43%         (824,700)
                                      ----------               -----------

                                      $  822,000               $   353,500
                                      ==========               ===========


     During the year ended June 30, 1994, the beginning-of-the-year balance of the valuation allowance had been adjusted by $214,500 due substantially to a change in circumstances causing a change in judgment about the realizability of the related deferred tax asset in future years. The tax rate of 43% at June 30, 1994 includes a 9% state income tax rate because of the merger in 1994 of Steritek, Inc. and Master-Pak Laboratories, Inc. for tax purposes.

     The deferred tax asset is $168,600 at June 30, 1995 and is comprised of the following components:


                                                               Deferred Tax
                                      Temporary                   Asset
                                      Difference    Tax Rate    (Liability)
                                      -----------   --------   ------------
     Inventory                        $   (95,000)      43%     $(40,850)
     Allowance for doubtful accounts        5,000       43%        2,150
     Accumulated depreciation            (106,000)      43%      (45,580)
     Benefit of remaining operating
      loss carryforward                 2,235,070       43%      961,080
     Less valuation allowance          (1,646,070)      43%     (708,200)
                                      -----------              ---------

                                      $   393,000              $ 168,600
                                      ===========              =========

    The deferred tax asset has been reduced by $184,900 and corresponding Federal and State tax provisions have been recorded for the year ended June 30, 1995.

    The deferred tax asset is $68,600 at June 30, 1996, and is comprised of the following components:

                                                               Deferred Tax
                                      Temporary                   Asset
                                      Difference    Tax Rate   (Liability)
                                      ----------    --------   ------------

     Allowance for doubtful accounts  $     5,000      43%    $    2,150
     Accumulated depreciation            (201,000)     43%       (86,430)
     Benefit of remaining operating
      loss carryforward                 2,515,000      43%     1,081,450
     Less valuation allowance          (2,159,000)     43%      (928,570)
                                      -----------              ----------
                                      $   160,000              $   68,600
                                      ===========              ==========

     During the year ended June 30, 1996, the beginning-of-the-year balance of the valuation allowance had been adjusted by $100,000 due substantially to a change in circumstances causing a change in judgment about the realizability of the related deferred tax asset in future years.

     At June 30, 1996, the Company has available net operating loss (NOL) carryforwards of approximately $2,515,000. These NOL's expire at various dates from 1996 through 2006. At June 30, 1996, the Company has investment tax credit carryforwards of approximately $35,700 and research and development (R & D) credits of approximately $85,500 which are available in future years and expire from 1996 through 2001. The Tax Reform Act of 1986 (the Act) reduced the amount of utilization of Investment Tax Credit carryforwards allowed to 65% in 1988 and thereafter. R & D credit carryforwards are unaffected by the Act.

10.  FAIR VALUE OF  FINANCIAL INSTRUMENTS:

      The amounts included in the balance sheet at June 30, 1996 for cash and cash equivalents, trade accounts receivable, accounts payable - trade and accrued expenses approximate fair value because of the short-term nature of these instruments. The carrying amount of long-term debt and capital lease obligations approximate the estimated fair value because they are at interest rates comparable to instruments currently available to the Company for notes with similar terms and remaining maturities.

11. FOURTH QUARTER ADJUSTMENTS (UNAUDITED):

    In the fourth quarter of 1996, the Company revised its accounting for the disposition of its Intracranial Pressure Monitor (ICP) business and accordingly, an adjustment in the amount of $236,099 ($.07 per share) was recognized to reduce the previously reported gain on disposal.

    The Company also revised its estimate of the valuation allowance for income taxes and recognized an adjustment amounting to $100,000 ($.03 per share) to reduce the previously reported deferred tax asset.

                  Market for Registrant's Common Equity and
                       Related Stockholder Matters

     The Company's Common Stock is traded in the "pink sheets" in the over-the-counter market. The market for the Company's Common Stock during the periods presented has been represented by low volume and limited or sporadic quotes. Accordingly, a table presenting the high and low bid and asked prices for the Company's Common Stock (published by the National Quotation Service, Inc.) has not been included.

     There were 138 holders of record of the Company's Common Stock as of September 1, 1996, which total does not include individual participants in security listings.

     The Company has not previously declared or paid any cash dividends on its Common Stock. The Company currently anticipates retaining any earnings for use in the operation and expansion of its business. Therefore, it is unlikely that dividends will be declared in the foreseeable future.

                 Changes in and Disagreements with Accountants on
                      Accounting and Financial Disclosure

      There were no disagreements with accountants on accounting and financial disclosure within the Company's two most recent fiscal years and all subsequent interim periods.

Directors                               Officers

Albert J. Wozniak,                 Albert J. Wozniak,
Chairman of the Board,              Chief Executive Officer
Chief Executive Officer and         and President
President

James K. Wozniak                   James K. Wozniak.
Vice President and                  Vice President and
Secretary                           Secretary

Allan B. Levin, M.D.,
Retired, formerly Neurosurgeon,
Professor of Neurological
Surgery at the University of Wisconsin
School of Medicine

Charles A. Pergola

Herbert W. Marache, Jr.,
Senior Vice President of Janney
Montgomery Scott, Inc.

                                Auditors

     M.R. Weiser & Co., New York, New York

                             Transfer Agent

     First City Transfer Company, 111 Wood Avenue South, Iselin, New
Jersey 08830.

                                Form 10-K

     Copies of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, including financial statements and schedules thereto, filed with the Securities and Exchange Commission, are available to shareholders without charge upon written request to:

     Steritek, Inc., 121 Moonachie Avenue, Moonachie, NJ 07074